Exhibit 10.5.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of April 18, 2013, is made by and between Sprouts Farmers Markets, LLC, a Delaware limited liability company (the “Company”), and Amin N. Maredia (the “Executive”).

WHEREAS, the Company and Executive are parties to an employment agreement (the “Employment Agreement”) dated as of July 15, 2011 (the “Effective Date”); and

WHEREAS, the parties desire to amend the Employment Agreement as provided below.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereby agree as follows, in each case effective as of the Effective Date:

1. Amendment to Section 4.2. Section 4.2(a) shall hereby be amended to read in its entirety as follows:

“The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive and (ii) at the option of the Company, upon not less than 15 days’ prior written notice to the Executive or the Executive’s personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 4.2(b) hereof). Upon termination for death or Total Disability, the Company shall pay to the Executive, guardian or personal representative, as the case may be, continued Base Salary at its then current level for the lesser of (x) six months or (y) until the expiration of the then-remaining Term (as it may then have been extended but without regard to possible future extensions), and a prorated share of the Annual Bonus pursuant to Section 3.2(a) hereof (based on the Employment Period of actual employment during the fiscal year in which termination occurs) to which the Executive would have been entitled, if any, had the Executive worked the full year during which the termination occurred (the “Prorated Bonus”). The continued Base Salary and Prorated Bonus pursuant to this Section 4.2(a) shall be paid in accordance with the Company’s normal payroll practices and procedures in the same manner and at the same time as though the Executive remained employed by the Company.”

2. Amendments to Section 4.3(c).

a.    Section 4.3(c)(ii) shall hereby be amended to read in its entirety as follows:

“(ii) The Company shall pay an amount, payable in equal installments over the Severance Period as and when payments are made pursuant to clause (i) above, to the Executive equal to the sum of the Annual Bonus payments earned by the Executive during the past two fiscal years. If the Employment Period ended prior to the completion of two fiscal years, the aggregate Annual Bonus payments for each uncompleted year shall be deemed to be an amount equal to 70% of the Executive’s current annual Base Salary.”

b.    Section 4.3(c) shall hereby be amended to add subsections (iii) and (iv), as follows:

“(iii) The Company shall pay the Executive an amount equal to the Prorated Bonus.

(iv) During the Severance Period, the Company shall reimburse the Executive for his premiums for continued health benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).”

3. Ratification. All other provisions of the Employment Agreement remain unchanged and are hereby ratified by the Company and Executive.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

Sprouts Farmers Markets, LLC

By:	/s/ Doug Sanders
Name: Doug Sanders
Title: President and CEO

Executive

By:	/s/ Amin N. Maredia
Amin N. Maredia

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